As submitted to the Securities and Exchange Commission on August 23, 2018.

Registration Statement No. 333-226596

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM F-4

Registration Statement

Under

the Securities Act of 1933

SUZANO PAPEL E CELULOSE S.A.

(Exact Name of Registrant as Specified in its Charter)

SUZANO PAPER AND PULP INC.

(Translation of Registrant’s Name into English)

Federative Republic of Brazil	2621	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Av. Professor Magalhaes Neto, 1,752

10th Floor, Rooms 1010 and 1011

Salvador, Brazil 41 810-012

Telephone: +55 11 3503-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Suzano Pulp and Paper America, Inc.

800, Corporative Drive, Suite 320

Fort Lauderdale, Florida, 33334

United States

Telephone: (954) 772-7716

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

Juan G. Giráldez, Esq.

Nicolas Grabar, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common shares, no par value(2)	255,081,014	US$13.64	US$3,478,355,521.02	US$433,055.26

Notes:

(1)

Pursuant to Rule 457(f) under the Securities Act, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price has been calculated based on the number of Fibria shares outstanding and (a) the proposed cash consideration per Fibria share and (b) the market value of the proposed share consideration per Fibria share determined in accordance with Rule 457(c), in each case translated to U.S. dollars using the exchange rate as of August 2, 2018. The registration fee was paid in full by Suzano Papel e Celulose S.A. in connection with its Registration Statement on Form F-4 (File No. 333-226596) filed on August 6, 2018.

(2)

American depositary shares (“ADSs”) representing the Suzano Shares (“Suzano ADSs” and, together with the Suzano Shares, the “Suzano Securities”) registered hereby are registered pursuant to a separate Registration Statement on Form F6 (File No. 333-198020).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form F-4 (No. 333-226596), which was declared effective on August 8, 2018, is being filed (i) to correct the dates in the headers of certain tables in the Unaudited Pro Forma Condensed Consolidated Financial Information, namely the Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2018 and Unaudited Pro Forma Condensed Statement of Income for the Six-month Period Ended June 30, 2018, contained on pages 50, 51 and 52 of the Post-Effective Amendment No. 1 to the Registration Statement, which was filed on August 14, 2018, and (ii) to make certain corrections to the information contained in the subheadings Net Sales Revenue and Cost of Sales, in the section Operating and Financial Review and Prospects – Results of Operations, contained on pages 139, 140 and 146 of the Post-Effective Amendment No. 1 to the Registration Statement, which was filed on August 14, 2018. No other changes are made to the prospectus constituting Part I of the Registration Statement or Items 20 or 22 of Part II of the Registration Statement. Accordingly, the prospectus constituting Part I of the Registration Statement has not been included herein.

Suzano Papel e Celulose S.A.

Unaudited Pro Forma Condensed Balance Sheet

As of June 30, 2018

(In millions of reais)

	Suzano	Fibria	Pro Forma Adjustment	Pro Forma	Note
Current assets
Cash and cash equivalents	3,624.7	3,282.9	(2,000.0)	4,907.6	(g)
Financial investments	4,402.8	4,086.8	(2,661.0)	5,828.6	(g)
Trade accounts receivable	2,325.3	1,512.5	—	3,837.8
Inventories	1,477.4	2,801.6	567.6	4,846.6	(b)
Recoverable taxes	360.1	1,631.6	—	1,991.7
Derivative financial instruments	246.7	19.9	—	266.6
Advance to suppliers	96.7	—	—	96.7
Other assets	233.7	175.6	—	409.3
Assets held for sale	6.0	—	—	6.0

Total current assets	12,773.4	13,511.0	(4,093.4)	22,191.0

Non-current assets
Receivables from other related parties	—	11.6	—	11.6
Financial investments	—	167.5	—	167.5
Recoverable taxes	200.0	581.8	—	781.8
Deferred taxes	3.0	679.2	663.9	1,346.1	(d)
Derivative financial instruments	329.5	305.4	—	634.9
Advances to suppliers	243.1	658.6	—	901.7
Judicial deposits	120.7	190.1	—	310.8
Receivables from land expropriation	61.9	—	—	61.9
Other assets	64.8	116.5	—	181.3

	1,023.0	2,710.7	663.9	4,397.6

Biological assets	4,697.5	4,329.8	—	9,027.3
Property, plant and equipment	16,648.9	15,564.8	6,866.7	39,080.4	(c)
Intangible assets	389.6	4,571.7	19,017.8	23,979.1	(d) (e)
Investments	6.7	181.0	—	187.7

	21,742.7	24,647.4	25,884.5	72,274.5

Total non-current assets	22,765.7	27,358.1	26,548.5	76,672.2

Total assets	35,539.1	40,869.1	22,455.1	98,863.1

Current liabilities
Trade accounts payables	647.0	3,013.4	105.5	3,765.9	(f)
Loans and financing	1,694.4	1,700.8	—	3,395.2
Derivative financial instruments	603.1	440.2	—	1,043.3
Taxes payable	281.5	160.7	—	442.2
Payroll and charges	204.0	153.6	—	357.6
Liabilities for assets acquisitions	257.3	—	—	257.3
Dividends payable	2.0	6.4	—	8.4
Advance from customers	64.5	—	—	64.5
Other liabilities	350.4	185.6	—	536.0

Total current liabilities	4,104.2	5,660.7	105.5	9,870.4

Non-current liabilities
Loans and financing	11,607.0	19,321.8	25,017.9	55,946.6	(g)
Debentures	4,661.0	—	—	4,661.0
Derivative financial instruments	2,279.2	203.3	—	2,482.5
Liabilities for assets acquisitions	587.6	—	—	587.6
Provision for contingencies	330.9	194.7	975.3	1,500.9	(h)
Employee benefits	356.6	—	—	356.6
Deferred taxes	680.2	—	—	680.2
Share-based compensation plans	109.6	—	—	109.6
Other liabilities	114.9	411.1	—	526.0

Total non-current liabilities	20,727.0	20,130.9	25,993.2	66,850.9
Equity	10,707.8	15,077.5	(3,643.6)	22,141.9	(i)
Total equity and liabilities	35,539.1	40,869.1	22,455.1	98,863.1

Suzano Papel e Celulose S.A.

Unaudited Pro Forma Condensed Statement of Income

Six-month Period Ended June 30, 2018

(In millions of reais, except per share data)

	Suzano	Fibria	Pro Forma Adjustment	Pro Forma	Note
Net sales revenue	6,208.7	8,415.7	—	14,624.4
Cost of sales	(3,268.5)	(4,820.9)	(104.4)	(8,193.9)	(c)

Gross profit	2,940.2	3,594.7	(104.4)	6,430.5

Operating incomes (expenses)
Selling expenses	(272.3)	(406.7)	(120.0)	(799.0)	(e)
General and administrative expenses	(351.0)	(167.8)	—	(518.8)
Equity in earnings of associates	(0.1)	0.5	—	0.4
Other operating expenses, net	(10.5)	(38.3)	—	(48.8)

	(633.9)	(612.2)	(120.0)	(1,366.2)

Operating profit before net financial income (expenses)	2,306.3	2,982.5	(224.4)	5,064.3

Net financial income (expenses)
Financial income	81.7	152.3	—	234.1
Financial expenses	(4,208.7)	(2,661.8)	(643.9)	(7,514.5)	(g)

	(4,127.0)	(2,509.5)	(643.9)	(7,280.4)

Net income (loss) before income taxes	(1,820.7)	473.0	(868.4)	(2,216.1)
Income taxes	786.2	(67.9)	295.3	1,013.6	(j)

Net income for the period	(1,034.5)	405.1	(573.1)	(1,202.5)

Attributable to
Shareholders of the Company	(1,035.1)	400.9	(573.1)	(1,207.3)
Non-controlling interests	0.6	4.2	—	4.8
Basic earnings per share	(0.94683)			(0.89550)	(k)
Diluted earnings per share	(0.94683)			(0.89550)	(k)

Results of Operations

The following discussion of our results of operations is based on our annual consolidated financial statements and interim financial information prepared and presented in accordance with IAS 34 Interim Financial Reporting, as issued by IASB. References to increases or decreases in any year or period are made by comparison with the corresponding prior year or period, except as the context otherwise indicates.

Six-month period ended June 30, 2018 compared to six-month period ended June 30, 2017	For the six-month period ended June 30,			% variance
	2018	2018	2017
	(in millions of U.S.$) (1)	(in millions of R$)
Net sales revenue	1,610.1	6,208.7	4,849.7	28.0%
Cost of sales	(847.6)	(3,268.5)	(3,125.3)	4.6%

Gross profit	762.5	2,940.2	1,724.4	70.5%
Selling expenses	(70.6)	(272.3)	(205.3)	32.6%
General and administrative expenses	(91.0)	(351.0)	(232.3)	51.1%
Equity in earnings of associates	(0.1)	(0.1)	4.8	n.m.
Other operating income (expenses), net	(2.7)	(10.5)	(4.3)	141.9%
Operating income (expenses)	(164.4)	(633.9)	(437.1)	45.0%
Operating profit before net financial income (expenses)	598.1	2,306.3	1,287.3	79.2%
Financial income	21.2	81.7	186.0	(56.0)%
Financial expenses	(1,091.5)	(4,208.7)	(738.7)	469.7%

Net financial income (expenses)	(1,070.3)	(4,127.0)	(552.7)	646.6%
Net income (loss) before taxes	(472.2)	(1,820.7)	734.6	n.m.
Current	(83.7)	(322.9)	(86.4)	273.7%
Deferred	287.6	1,109.1	7.3	15,004.2%

Income taxes	203.9	786.2	(79.1)	n.m.
Net income (loss) for the period	(268.3)	(1,034.5)	655.5	n.m.

(1)

For convenience purposes only, amounts in reais for the six months ended June 30, 2018 have been translated into U.S. dollars using a rate of R$ 3.856 to US$ 1.00, the commercial selling rate for U.S. dollars as of June 30, 2018, as reported by the Central Bank of Brazil. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate. As of August 10, 2018, the exchange rate for reais into U.S. dollars was R$ 3.847 per US$ 1.00, based on the selling rate as reported by the Central Bank of Brazil. See “Exchange Rates” for further information about recent fluctuations in exchange rates.

Net sales revenue

Net sales revenue increased 28.0%, or R$ 1,359.0 million, from R$ 4,849.7 million in the six month period ended June 30, 2017 to R$ 6,208.7 million in the corresponding period in 2018, mainly due to higher hardwood pulp list prices in USD (average FOEX in Europe in the six month period ended June 30, 2018 of U.S.$ 1,027, compared to U.S.$ 732 in the six month period ended June 30, 2017), a weaker real currency and by the higher price of paper sold in both the export and local markets.

Net sales revenue from pulp increased 33.0%, or R$ 1,050.0 million, from R$ 3,181.8 million in the six-month period ended June 30, 2017 to R$ 4,231.8 million in the corresponding period in 2018, due to an increase in pulp prices. Net sales revenue from pulp represented 65.6% of total net sales revenue in the six month period ended June 30, 2017, compared to 68.2% in the corresponding period in 2018.

Net sales revenue from pulp exports increased 35.1%, or R$ 1,012.9 million in 2018, from R$ 2,888.0 million in the six-month period ended June 30, 2017 to R$ 3,900.9 million in the corresponding period in 2018. Pulp exports represented 62.8% of net revenues in the six month period ended in 2018 (47.4% from Asia, 35.9% from Europe, 16.2% from North America and 0.5% from South and Central America).

Our average international net sales price of pulp in 2018 increased 35%, or U.S.$ 193/ton, from U.S.$ 551/ton in the six month period ended June 30, 2017 to U.S.$ 744/ton in the corresponding period in 2018. In the domestic market, the average net pulp sales price increased 54%, or R$ 787/ton, from R$ 1,469/ton in the six month period ended in June 30, 2017 to R$ 2,256/ton in the corresponding period in 2018.

Net sales revenue from paper increased 18.5%, or R$ 309.0 million, from R$ 1,667.9 million in the six-month period ended June 30, 2017 to R$ 1,976.9 million in the corresponding period in 2018. Net sales revenue from paper represented 34.4% of total net sales in the six month period ended June 30, 2017, compared to 31.8% in the corresponding period in 2018. The increase in net sales revenue from paper in the six month period ended June 30, 2018 compared to the corresponding period in 2017 is largely due to a combination of higher sales volume and price increase. Net revenue from paper exports represented 9.7% of our net sales revenues in the six month period ended June 30, 2018 (57.7% from South and Central America, 18.9% from Europe, 12.7% from North America and 10.6% from Asia and Africa). Net sales revenue from paper in the domestic market increased 16.4%, or R$ 193.5 million, from R$ 1,180.0 million in the six-month period ended June 30, 2017 to R$ 1,373.4 million in the corresponding period in 2018, impacted mainly by price increase.

The average international net paper sales price in 2018 increased 9.7%, or U.S.$ 85/ton, from U.S.$ 872/ton in the six month period ended June 30, 2017 to U.S.$ 957/ton in the corresponding period in 2018. In the domestic market, the average net paper sales price increased 12.4%, or R$ 393/ton, from R$ 3,173/ton in the six month period ended in June 30, 2017 to R$ 3,566/ton in the corresponding period in 2018.

Cost of sales

Cost of sales increased 4.6%, from R$ 3,125.3 million in the six month period ended June 30, 2017 to R$ 3,268.5 million in the corresponding period in 2018, primarily (i) as a result of an increase in other costs, such as a higher cost with maintenance stops on the first half of 2018, and (ii) an increase of the prices of our industrial supplies and of wood. The unit of cost of goods sold increased 11.5%, from R$ 1,304/ton in the six-month period ended June 30, 2017 to R$ 1,454/ton in the corresponding period in 2018 in line with period inflation of 4.4%.

Gross profit

Gross profit increased 70.5%, or R$ 1,215.8 million, from R$ 1,724.4 million in the six-month period ended June 30, 2017 to R$ 2,940.2 million in the corresponding period in 2018, due to the factors mentioned above. Our gross margin for the six month period ended June 30, 2018 was 47.4% compared to 35.6% in the corresponding period in 2017. This increase is mainly due to higher list prices for hardwood pulp and a weaker real currency.

Selling, general and administrative expenses

Selling expenses increased 32.6%, or R$ 66.9 million, from R$ 205.3 million in the six-month period ended June 30, 2017 to R$ 272.3 million in the corresponding period in 2018. The main variation is due to an increase of R$ 39.0 million in the consumer goods business, and higher logistics expenditures due to an increase of the distribution freight rate.

General and administrative expenses increased 51.1%, or R$ 118.7 million, from R$ 232.3 million in the six-month period ended June 30, 2017 to R$ 351.0 million in 2018. The variation is due to higher expenses with personnel expenses and compensation plans based on net income, and an increase of R$ 13.0 million in the consumer goods business.

total net sales in the year ended December 31, 2015, compared to 37.6% in the corresponding period in 2016. The increase in net revenue from paper in the year ended December 31, 2016 compared to the corresponding period in 2015 is largely due to the increase in the price of paper and the higher sales volume. Our average domestic and international net sales price of paper in the year ended December 31, 2016 was R$ 3,128/ton, 6.3% higher than in the corresponding period in 2015 of R$ 2,944/ton.

Cost of sales

Cost of sales increased 6.8%, from R$ 6,147.4 million in the year ended December 31, 2015 to R$ 6,563.1 million in the corresponding period in 2016, primarily as a result of the increase in the volume of pulp sales, the effect of exchange rate variation on raw materials linked to the U.S. dollar and lower energy sales. The main variation is related to other costs of R$ 313.2 million, due to (i) an increase in the purchase of third party inputs for fluff manufacturing, at the time a new product within our pulp segment; and (ii) a reduction of the nominal rate in 2016 of the Regime Especial de Reintegração de Valores Tributários para as Empresas Exportadoras – Reintegra benefit (a special tax credit benefit for exporting companies allowing for tax credit relating to a percentage of revenues originated from exports) impacting cost of our goods sold.

Gross profit

Gross profit decreased 18.4%, or R$ 738.6 million, from R$ 4,014.7 million in the year ended December 31, 2015 to R$ 3,276.1 million in the corresponding period in 2016, due to the factors mentioned above. Our gross margin for the year ended December 31, 2016 was 33.3% compared to 39.5% in the corresponding period in 2015. This reduction is mainly due to the significant decline in the gross margin of the pulp segment (44.9% in 2015 to 33.6% in 2016), affected by the 14% drop in the average exchange rate in 2016, when compared to 2015, since most sales in the pulp segment are made to the foreign market. In addition, there was a negative variation in the average unit cost affected by general stoppages, leading to a loss in cost efficiency. For the paper segment (29.7% in 2015 to 32.9% in 2016), we improved our profitability through a policy of price increases in 2016 in the domestic market, where the largest sales for the paper segment are concentrated.

Selling, general and administrative expenses

Selling expenses increased 1.5%, or R$ 6.3 million, from R$ 410.0 million in the year ended December 31, 2015 to R$ 416.3 million in 2016. The main variation is due to an increase in personnel expenses in the amount of R$ 14.3 million and R$ 14.8 million of other expenses, partially offset by decrease in logistics costs in the amount of R$ 10.9 million and R$ 11.9 million services expenses.

General and administrative expenses decreased 6.3%, or R$ 28.5 million, from R$ 455.6 million in the year ended December 31, 2015 to R$ 427.1 million in 2016. The variation is due to the decrease in personnel expenses in the amount of R$ 40.1 million partially offset by an increase of other expenses in the amount of R$ 13.3 million.

Other operating income (expenses), net

Other operating income (expenses), net was R$ 1,150.6 million in the year ended December 31, 2016, compared to a net loss of R$ 104.5 million in 2015. For 2016, the amount mainly related to a R$ 780.7 million adjustment to fair value of biological assets, a provision of R$ 276.9 million for impairment of lands and forests in the State of Piauí and a partial loss of R$ 78.8 million of intangible assets.

Operating profit before net financial income (expenses)

Operating profit before net financial income (expenses) decreased 58.1%, or R$ 1,769.6 million, from R$ 3,044.6 million in the year ended December 31, 2015 to R$ 1,275.0 million in the corresponding period in

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Neither the laws of Brazil nor the bylaws of Suzano provide for indemnification of any controlling persons, directors or officers of Suzano. However, Suzano’s directors and officers benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the Suzano Shares.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description of Document

2.1ª	English translation of the Merger Agreement dated as of July 26, 2018, by and among Fibria, Holding and Suzano.

2.2*	English translation of the Voting Agreement dated as of March 15, 2018, by and among the Suzano Controlling Shareholders, the Fibria Controlling Shareholders and Suzano.

3.1†	English translation of the bylaws of Suzano dated as of September 29, 2017.

3.2†	English translation of the bylaws of Fibria dated as of April 28, 2015.

5.1†	Opinion of Cescon, Barrieu, Flesch & Barreto Advogados as to the validity under Brazilian law of the common shares issued by Suzano.

10.1*	English translation of the BNDESPAR Shareholders Agreement dated as of March 15, 2018, by and among the Suzano Controlling Shareholders, BNDESPAR and Suzano.

10.2†	English translation of the Suzano Shareholders’ Agreement dated as of September 28, 2017, by and among the Suzano Controlling Shareholders.

10.3†	English translation of the Suzano Share Transfer Agreement dated as of September 28, 2017, by and among certain of the Suzano Controlling Shareholders.

16.1†	Letter from KPMG Auditores Independentes.

21.1†	List of Subsidiaries of Suzano.

23.1†	Consent of KPMG Auditores Independentes.

23.2†	Consent of PricewaterhouseCoopers Auditores Independentes with respect to the consolidated financial statements of Suzano.

23.3†	Consent of PricewaterhouseCoopers Auditores Independentes with respect to the consolidated financial statements of Fibria.

23.4†	Consent of Cescon, Barrieu, Flesch & Barreto Advogados (included in Exhibit 5.1).

24.1†	Powers of Attorney.

*	Incorporated herein by reference to the Rule 425 filing on March 22, 2018.
ª	Incorporated herein by reference to the Rule 425 filing on July 27, 2018.
†	Previously filed.

(b)	Financial Statement Schedules

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto of Suzano and Fibria.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(e)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(f)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof ;

(g)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(i)

That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in this paragraph includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k)

To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(l)

That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF SUZANO PAPEL E CELULOSE S.A.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, Brazil, on August 23, 2018.

SUZANO PAPEL E CELULOSE S.A.

By:	/s/ Walter Schalka
Name:	WALTER SCHALKA
Title:	Chief Executive Officer

By:	/s/ Marcelo Feriozzi Bacci
Name:	MARCELO FERIOZZI BACCI
Title:	Chief Financial Officer and Investor Relations Director

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated in respect of Suzano Papel e Celulose S.A. on August 23, 2018.

Signature	Title	Date

*	Chief Executive Officer	August 23, 2018
WALTER SCHALKA

/s/ Marcelo Feriozzi Bacci	Chief Financial Officer and Investor Relations Director	August 23, 2018
MARCELO FERIOZZI BACCI

*	Principal Accounting Officer	August 23, 2018
DANIEL NASCIMENTO

*	President of Board of Directors	August 23, 2018
DAVID FEFFER

*	Vice-President of Board of Directors	August 23, 2018
CLAUDIO THOMAZ LOBO SANDER

*	Vice-President of Board of Directors	August 23, 2018
DANIEL FEFFER

*	Member of Board of Directors	August 23, 2018
ANTONIO DE SOUZA CORREA MEYER

*	Member of Board of Directors	August 23, 2018
JORGE FEFFER

*	Member of Board of Directors	August 23, 2018
NILDEMAR SECCHES

*	Member of Board of Directors	August 23, 2018
RODRIGO KEDE DE FREITAS LIMA

*	Member of Board of Directors	August 23, 2018
MARIA PRISCILA RODINI VANSETTI MACHADO

*	Authorized Representative in the United States	August 23, 2018
SUZANO PULP AND PAPER AMERICA, INC.

*By:	/s/ Marcelo Feriozzi Bacci
Name: MARCELO FERIOZZI BACCI
Title: Attorney-in-Fact
Pursuant to powers of attorney previously filed